UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 30, 2010

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2010, Denny’s Corporation (the “Company”) and certain of its subsidiaries amended and restated its existing senior secured credit facilities by entering into the Second Amended and Restated Credit Agreement among Denny’s Inc. and Denny’s Realty, LLC, as Borrowers, Denny’s Corporation, Denny’s Holdings, Inc., and DFO, LLC, as Guarantors, Bank of America, N.A., as Administrative Agent and L/C Issuer, certain other lenders and Wells Fargo Bank, N.A., as Syndication Agent (the “New Credit Facility”).  The New Credit Facility provides for a $300 million credit facility that is comprised of a $50 million five year senior secured revolver (with a $30 million letter of credit sublimit) and a $250 million six year senior secured term loan.  Borrowings for the term loan will bear interest at a rate set at LIBOR plus 475 basis points, with a LIBOR floor of 1.75%. The term loan was issued at 98.5%, reflecting an original issue discount. The New Credit Facility includes an accordion feature that would allow the Borrowers to increase the size of the facility to $325 million.   The maturity date for the revolver is September 30, 2015.  The maturity date for the term loan is September 30, 2016.

The New Credit Facility is being used to refinance certain existing indebtedness as described herein and will also be available for working capital, capital expenditures and other general corporate purposes.  The New Credit Facility is guaranteed by the Company and its material subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries, including the stock of the Company’s subsidiaries.

The New Credit Facility includes negative covenants that are usual for facilities and transactions of this type.   The New Credit Facility also includes certain financial covenants with respect to a maximum leverage ratio, a maximum lease-adjusted leverage ratio, a minimum fixed charged coverage ratio and limitations on capital expenditures.

The Borrowers will be required to make certain mandatory prepayments under certain circumstances and will have the option to make certain prepayments under the New Credit Facility. They may be assessed a prepayment premium in the event of certain repricing transactions in connection with the term loan during the first year of the New Credit Facility.  The New Credit Facility includes events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are usual for facilities and transactions of this type.

A portion of the proceeds of the term loan is being used to repurchase or redeem the $175 million aggregate principal amount of 10% Senior Notes due 2012 issued by Denny’s Holdings, Inc. (“Denny’s Holdings”), a wholly-owned subsidiary of Denny’s Corporation and guaranteed by Denny’s Corporation (the “Notes”) (CUSIP No. 24869QAB8).  Denny’s Holdings had previously announced an offer to purchase for cash (the “Tender Offer”) any and all of the Notes and that $125,266,000 in aggregate principal amount of the Notes had been validly tendered and not validly withdrawn on or prior to September 22, 2010, at 5:00 p.m., New York City time (the “Consent Date”) pursuant to the Tender Offer.  Denny’s Holdings accepted for payment and paid for such amount of tendered Notes in connection with the closing of the New Credit Facility.

Additionally, as a result of the closing of the New Credit Facility and the acceptance for payment of, and payment for, Notes tendered pursuant to the Tender Offer, the amendments set forth in the Supplemental Indenture (the “Supplemental Indenture”) dated as of September 22, 2010 among Denny’s Holdings, the Company, and U.S. Bank National Association, as trustee (the “Trustee”), amending and supplementing the Indenture dated as of October 5, 2004 (the “Indenture”) among Denny’s Holdings, the Company and the Trustee, have now become operative and substantially all of the restrictive covenants and certain events of default contained in the Indenture have been eliminated.

On October 1, 2010, Denny’s Holdings gave notice of redemption pursuant to the Indenture (as amended) providing that it will redeem all $49,734,000 aggregate principal amount of Notes not purchased in the Tender Offer at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date.  The redemption date for such Notes is November 1, 2010.

For additional information, see the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Form 8-K regarding the New Credit Facility is hereby incorporated by reference.

Item 3.03. Material Modifications to Rights to Security Holders.

The discussion in Item 1.01 of this Form 8-K regarding the New Credit Facility is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 -- Press Release of Denny’s Corporation dated September 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: October 4, 2010	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer